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                                                                    Exhibit 10.4


                                               CONFIDENTIAL TREATMENT REQUESTED
                                    UNDER 17 C.F.R. SECTIONS 200.93 AND 230.496




                                [HOOVER'S LOGO]




                                   May 9, 2001

                                                                    CONFIDENTIAL

Employee Name
Home Address
City, State ZIP

Re:    Severance Provisions

Dear [NAME]:

       The following letter (the "Severance Agreement") sets forth certain severance benefits to which you would be entitled in the event of the termination of your employment as [TITLE] of Hoover's, Inc. (the "Company") under certain circumstances defined below.

       1.    SEVERANCE PAYMENTS -

                   a. BASELINE. You will be entitled to receive three (3) months' salary in the event that you are terminated by the Company at any time following execution of this Severance Agreement, except that: (i) you will be entitled to additional severance subject to the conditions in paragraphs (b) and (c) below; and (ii) you will not be entitled to such payment in the event of your termination for Cause (as defined below).

                   b. CHANGE OF CONTROL OF THE COMPANY. Following a Change of Control (as defined below) of the Company, you will receive payment equal to six (6) months' salary at your then current rate in the event that you are terminated by the Company at any time during the twelve (12) months following completion of such Change of Control, except that you will not be entitled to such payments in the event of your termination for Cause.

                   c. CHANGE IN CHIEF EXECUTIVE OFFICER. Following any commencement of employment by a new Chief Executive Officer of the Company (other than Patrick J. Spain), you will receive payment equal to six (6) months' salary at your then current rate in the event that you are terminated by the Company at any time during the twelve (12) months following commencement of employment by such new Chief Executive Officer, except that you will not be entitled to such payments in the event of your termination for Cause.

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       2.    ADDITIONAL EMPLOYEE BENEFITS. In addition to the severance payments described above, the Company will continue to pay your health and disability insurance premiums for a period of time equal to the applicable severance payment period (three (3) or six (6) months, as the case may be). No other employee benefits will be continued.

       3. EARNED BONUSES AND COMMISSIONS. In the event that you are entitled to severance payments as described above, you will also be entitled to any bonuses or commissions only in the event that ALL defined criteria for such bonus have been FULLY met as of the date of the termination, regardless of whether the bonus period has been completed. For example, if an affected employee is entitled to receive a bonus based on fiscal year revenue of $100 million, and the employee is terminated following the end of the third quarter at which point the Company has generated revenues of greater than $100 million, then the employee would be entitled to such bonus. However, if the bonus criteria required the revenue target and effective management of the employee's department as determined by the CEO, employee would not be entitled to the bonus even if the CEO acknowledged that employee had successfully met the effective management criteria in the first three quarters of the fiscal year.

       4. EMPLOYEE RESTRICTIONS - We each recognize that due to the nature of your employment, and your relationship with the Company, you have had and will have access to, and have acquired and will acquire, and have assisted and will assist in developing, confidential and proprietary information relating to the business and operations of the Company including, without limitation, Trade Secrets (as defined below) and additional confidential and proprietary information with respect to its present and prospective services, technologies, systems, clients, customers, agents, and sales and marketing methods. You acknowledge that such information has been and will be of central importance to the Company's business and that disclosure of it to or its use by others could cause substantial loss to the Company. We each also recognize that an important part of your duties have been and will continue to be to develop good will for the Company through your personal contact with the Company's clients, and that there is a danger that this good will, a proprietary asset of the Company, may follow if and when your relationship with the Company is terminated.

                   a. You agree that during the term of your employment with the Company and at any time thereafter, you will not disclose any Trade Secret of the Company without the prior written consent of the Company, which may be withheld by it in its sole and absolute discretion, except in connection with your duties to the Company. You further acknowledge that all Records (as defined below) are and shall remain the exclusive property of the Company, and agree that upon termination of your employment with the Company you shall return all Records in your possession.

                   b. You agree that during the term of your employment with the Company, and for any period for which you receive payments under Section 1 above (three (3) or six (6) months, as the case may be):

                                1. You will not directly or indirectly, in any jurisdiction where the Company is operating (currently North America and Western Europe) on the date of such

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                                2.    termination, whether as a partner,
                                      proprietor, employee, consultant, agent
                                      or otherwise, participate or engage in
                                      any business with any of the following
                                      companies without the prior written
                                      consent of the Company:

                                      a.    [*]
                                      b.    [*]
                                      c.    [*]
                                      d.    [*]
                                      e.    [*]
                                      f     [*]
                                      g.    [*]
                                      h.    [*]
                                      i.    [*]

                                2. In addition, you would be restricted from employment with [*]; provided that in order to enforce this non-competition restriction as against such an additional entity, the Company shall have given notice to you of the inclusion of such additional entity to the restricted employer list at least thirty (30) days prior to the date on which you were terminated; provided that if the existence of such new company does not become generally known within the business community until after your termination, the Company shall have thirty (30) days from the earlier of the date on which it became aware of the existence of such entity, or the date on which it should reasonably have become aware of the existence of such entity based on publicly available information, to inform you of the application of this provision to such entity.

                                3. You will not directly or indirectly (for your own account, or for the account of others) interfere with, solicit, or accept for yourself, or for the benefit of anyone other than the Company, any of the clients or customers of the Company, at the time of said termination, or any potential clients or customers solicited or being solicited by the Company at the time of such termination or within the period one (1) year prior thereto, or perform any services of any competitive nature in connection with said clients or customers for anyone other than the Company,

                                4. You further agree that you shall not, directly or indirectly, urge any client (or customer) or potential client (or potential customer) of the Company to discontinue business, in whole or in part, or not do business, with the Company.

                                5. You further agree that you shall not, at any time, directly or indirectly, solicit, hire or arrange to hire any person who at the time of such hire or within three (3) months prior to the time of such hire was an employee of the Company, or for yourself or for any business entity with which you may be, or may be planning to be, affiliated or associated with, or otherwise interfere with the retention of employees that the Company desires to retain as such.


--------------------
[*] Indicates that material has been omitted and confidential treatment requested therefor. All such material has been filed separately with the Commission pursuant to Rule 406.

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             a.    You expressly acknowledge and agree (i) that the
                   restrictions set forth herein are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) that the protections afforded to the Company hereunder are necessary to protect its legitimate business interests, and (iii) that the agreement to observe such restrictions form a material part of the consideration for this Severance Agreement.

       6.    DEFINITIONS.

             a.    "Cause" is defined as follows:

                         1. You have been or are guilty of (i) a criminal offense involving moral turpitude, (ii) criminal or dishonest conduct pertaining to the business or affairs of the Company (including, without limitation, fraud and misappropriation), (iii) any act or omission the intended or likely consequence of which is material injury to the Company's business, property or reputation, which act or omission continues uncured for a period of ten (10) days after you have received written notice from the Company, and (iv) gross negligence or willful misconduct which continues uncured for a period of ten (10) days after you have received written notice from the Company;

                         2. You persist, for a period of ten (10) days after written notice from the Company, in a course of conduct reasonably determined by the Company to be in material violation of your duties to the Company, including without limitation duties of care, loyalty and/or fiduciary duties;

                         3.     Your death; or

                         4. The continuous and uninterrupted inability to perform your duties on behalf of the Company, by reason of accident, illness, or disease, for a period of sixty (60) days from the first day of such inability to perform his duties.

             b.    "Change of Control" is defined as follows:

                         1. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change of
                                Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company.

                         2. Individuals who, as of the date hereof, constitute the Board (the Incumbent Board") cease for any reason to constitute at least a majority of the Board;

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                                provided, however, that any individual becoming
                                a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

                         3. Consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

                         4. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

             c.    "Record" is defined as follows:

                         1. files, accounts, records, customer lists, logbook, documents, drawings, models, plans, specifications, manuals, books, forms, notes, reports, memoranda, studies, surveys, software, flow charts, data, computer programs, listing of source code, calculations, recordings,
                                catalogues, compilations of information,
                                correspondence, confidential data of customers and all copies, abstracts or
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                                summaries of the foregoing in any storage
                                medium, as well as instruments, tools, storage devices, disks, equipment and all other physical items related to the business of the Company (other than merely personal items of a general professional nature), whether of a public nature or not, and whether prepared by the employee or not.

             d. "Trade Secret" is defined as follows: confidential business or technical information or trade secrets of the Company which an employee acquires while employed by the Company, whether or not conceived of, developed or prepared by the employee or at his direction and includes:

                         1. Any information or compilation of information concerning the Company's financial position, financing, purchasing, accounting, marketing, merchandising, sales, salaries, pricing, investments, costs, profits, plans for future development, employees, prospective employees, research, development, formulae, patterns, strategy, inventions, plans, specifications, devices, products, procedures, processes, operations, techniques, software, computer programs or data;

                         2. Any information or compilation of information concerning the identity, plans, requirements, preferences, practices and methods of doing business on specific customers, suppliers, prospective customers and prospective suppliers of the Company;

                         3. Any other information or "know how" which is related to any product, process, service, business or research of the Company; and

                         4. Any information which the Company acquires from another party and treats as its proprietary information or designates as "Confidential," whether or not owned or developed by the Company.

                         Notwithstanding the foregoing, "Trade Secrets" do not include any of the following:

                         1. Information which is publicly known or which is generally employed by the trade, whether on or after the date that an employee first acquires the information;

                         2. General information or knowledge which an employee would have learned in the course of similar work elsewhere in the trade; or

                         3. Information which an employee can prove was known by the employee before the commencement of the employee's engagement by the Company.

7. CHOICE OF LAW; ARBITRATION - This Agreement shall be governed by the laws of the State of Texas. Any disputes arising hereunder shall be resolved via arbitration pursuant to the rules of the American Arbitration Association to be held in Austin, Texas.

8. GENERAL. This Severance Agreement is entered into in consideration of your continuing employment with the Company, and the restrictions described in Section 4. The severance arrangements described herein are the sole benefits to which you may be entitled to in the event of the termination of your employment, and this Severance Agreement supersedes any prior oral or written communication with respect thereto. This Severance Agreement does not create any

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       right to continuing employment with the Company, and your employment relationship shall continue to be on an at-will basis.

       [NAME], the Board of Directors and I appreciate your service to Hoover's and your continuing contribution to our success. Please sign where indicated below to indicate your agreement to the terms of this Severance Agreement.



                                      Very truly yours,


                                      Patrick J. Spain
                                      Chairman and CEO


ACCEPTED AND AGREED


----------------------------
[Employee]

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                                 ACKNOWLEDGMENT

STATE OF TEXAS         )
                       )
COUNTY OF TRAVIS       )

This instrument was acknowledged before me on ____________, 2001 by ___________________ and Patrick J. Spain, the Chairman and CEO of Hoover's, Inc.

SUBSCRIBED AND SWORN to before me on this ____ day of____________, 2001, to which witness my hand and seal of office.



                                            -----------------------------
                                            Notary Public, State of Texas

My Commission Expires: